Filed Pursuant to Rule 424(b)(3)

Registration No. 333-119492

NEUROBIOLOGICAL TECHNOLOGIES, INC.

SUPPLEMENT NO. 1 TO PROSPECTUS DATED OCTOBER 20, 2004

This Supplement No. 1, dated March 6, 2006, supplements certain information contained in our Prospectus dated October 20, 2004 (the “Prospectus”). This supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements thereto.

The information contained in the table under the caption “Selling Security Holders” on page 9 of the Prospectus is hereby supplemented by: (i) adding to the table the selling security holders set forth below under Schedule 1, and (ii) amending and restating the holdings of the selling security holder set forth below under Schedule 2.

SCHEDULE 1

	Shares Owned Prior to Offering			Contingent Payment Shares		Total Shares Owned Including Contingent Payment Shares			Shares Beneficially Owned after the Offering
Selling Security Holders	Shares	Percent		Shares(1)	Percent(2)	Shares	Percent(2)		Shares	Percent
Samn Raffaniello Petti	517,111	1.75	%*	—	—	517,111	1.75	%*	—	—

SCHEDULE 2

	Shares Owned Prior to Offering			Contingent Payment Shares			Total Shares Owned Including Contingent Payment Shares			Shares Beneficially Owned after the Offering
Selling Security Holders	Shares	Percent		Shares(1)	Percent(2)		Shares	Percent(2)		Shares	Percent
Stephen J. Petti	517,110	1.75	%*	1,146,597	3.89	%*	1,663,707	5.65	%*	—	—

(*)	Based on a total of 29,466,816 shares of common stock issued and outstanding as of February 27, 2006.
(1)	Contingent payment shares were issued in November 2005 following the satisfaction of the conditions to issuance.

Information concerning the selling security holders is based upon information provided to us by the security holders and is presented as of the date of this Prospectus Supplement. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling security holders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they last provided the Company with information about their holdings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.